Exhibit 5.2

1114 Avenue of the Americas, 23rd Floor New York, New York 10036.7703 USA P. 212.880.6000 | F. 212.682.0200 www.torys.com

June 14, 2019

Village Farms International, Inc.

4700-80th Street

Delta, British Columbia

V4K 3N3, Canada

Ladies and Gentlemen:

RE: REGISTRATION STATEMENT ON FORM F-10

We hereby consent to the references to our firm name in the prospectus filed as part of this registration statement on Form F-10 of Village Farms International, Inc. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

/s/ Torys LLP
Torys LLP